Exhibit 99.1

For Additional Information:

Jim Gilbertson, Vice President and Chief Financial Officer
763-535-8333
jgilbert@navarre.com

Cary Deacon, COO Licensing & Publishing	Joyce Fleck, VP Marketing
763-535-8333	763-535-8333
cdeacon@navarre.com	jfleck@navarre.com

NAVARRE CORPORATION FILES
REGISTRATION STATEMENT FOR COMMON STOCK OFFERING

MINNEAPOLIS, MN January 18, 2005 — Navarre Corporation (Nasdaq: NAVR), a distributor and publisher of a broad range of home entertainment and multimedia software products, today announced that it has filed a registration statement on Form S-3 with the Securities and Exchange Commission relating to a proposed underwritten public offering of up to $140,000,000 of Navarre common stock. The managing underwriter for the offering is Bear, Stearns & Co. Inc. Navarre intends to use the net proceeds from the proposed offering to fund the initial cash portion of the purchase price for the recently announced FUNimation acquisition as well as for costs related to the FUNimation acquisition and the offering. Any remaining proceeds would be used for general corporate purposes.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold, nor may offers to buy be accepted, prior to the time the registration statement becomes effective.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Investors and shareholders may obtain free copies of the public filings through the website maintained by the SEC at http://www.sec.gov or at one of the SEC’s other public reference rooms in New York, New York or Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information with respect to the SEC’s public reference rooms. Free copies of these documents may be obtained by contacting Kathy Conlin at 763-535-8333

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